Exhibit 99.1

ARIAD Names Timothy P. Clackson to New Position of President of Research and Development

~ Strategically focuses R&D for the future

~ Promotions and other new positions also announced

CAMBRIDGE, Mass.--(BUSINESS WIRE)--June 23, 2010--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that Timothy P. Clackson, Ph.D. has been named the company’s first President of Research and Development, effective immediately. Dr. Clackson, who joined ARIAD in 1994, also retains his position as Chief Scientific Officer.

In this new role, Dr. Clackson will be responsible for establishing an integrated research and development organization for ARIAD, which will include all components of R&D from early discovery through advanced clinical development. He also will continue to oversee manufacturing operations and program and alliance management.

“Tim has contributed immensely to ARIAD’s success over the years and has led our scientific programs with great vision, thoughtfulness and excellence,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “In establishing an integrated research and development organization, we will streamline R&D decision-making and provide for focused coordination among functional groups. I am delighted to have Tim continue to work closely with me as we further advance the Company in this promising time.”

Dr. Clackson has nearly twenty years of experience in the biopharmaceutical industry. He served as ARIAD’s Senior Vice President and Chief Scientific Officer since September 2003 and previously held a number of scientific positions, starting as a research scientist and rising through the management ranks over the past fifteen years. Dr. Clackson led the multi-disciplinary research group that identified all of ARIAD’s product candidates. He will continue to report to Dr. Berger.

Prior to joining ARIAD, Dr. Clackson was a postdoctoral fellow at Genentech, Inc., where he studied the molecular basis for human growth hormone function. Dr. Clackson received his B.A. degree in Biochemistry from the University of Oxford. He received his Ph.D. degree in Biology from the University of Cambridge, for research conducted at the MRC Laboratory of Molecular Biology into antibody engineering and the development of phage-display technology.

ARIAD also announced three important additional promotions and new positions today:

Frank G. Haluska, M.D., Ph.D. has been named Vice President, Clinical Research and Development and Chief Medical Officer, reporting to Dr. Clackson. Dr. Haluska has been with ARIAD for nearly three years and has led ARIAD’s clinical affairs group. He has contributed to all of the company’s medical programs, including leadership of the ongoing clinical trial of ARIAD’s investigational pan-BCR-ABL inhibitor, AP24534. Prior to joining ARIAD, Dr. Haluska held senior academic positions at Harvard Medical School, Massachusetts General Hospital and the Dana-Farber Cancer Institute. He will oversee the pivotal trial of AP24534 in patients with resistant and refractory chronic myeloid leukemia, which is scheduled to begin patient enrollment in the second half of this year.

Edward M. Fitzgerald has been promoted to Executive Vice President and Chief Financial Officer, reporting to Dr. Berger. Mr. Fitzgerald has been with ARIAD for more than eight years and has led the business and finance functions of the Company. His new role will include oversight of ARIAD’s commercial operations.

Pierre F. Dodion, M.D., M.B.A. will move into the newly created position of Senior Vice President, Corporate Development, reporting to Dr. Berger. Dr. Dodion has been with ARIAD for more than three years, most recently heading clinical development and medical affairs, and he will now be responsible for leading business development and corporate strategy for ARIAD. His initial focus will be on partnering AP24534 consistent with ARIAD’s strategy of becoming a fully integrated oncology company.

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, ridaforolimus, is an investigational mTOR inhibitor being developed by Merck Sharpe & Dohme Corp. and is in Phase 3 clinical development in patients with advanced sarcomas. ARIAD’s second internally discovered product candidate, AP24534, is an investigational pan-BCR-ABL inhibitor completing Phase 1 clinical development in patients with hematological cancers, notably chronic myeloid leukemia. For additional information about the Company, please visit http://www.ariad.com.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208